AMENDED
SCHEDULE A
EFFECTIVE NOVEMBER 1, 2007

For employees provided by STAFFING COMPANY to perform services under this Agreement, Huffy shall pay STAFFING COMPANY the wage rates paid to such employees plus the mark-ups shown below:

Customers Name / Classification		Service Rates Agreement
Huffy Rollover **	WHSE/MGR	32% Mark-up over the employee base rate of pay.
	Clerical	27% Mark-up over the employee base rate of pay.
After $7,000 in	8066 (WHSE/MGR)	29% Mark-up over the employee base rate of pay.
Individual earnings	8810 (Clerical)	23% Mark-up over the employee base rate of pay.
Dispatched *	8066 (WHSE/MGR)	35% Mark-up over the employee base rate of pay.
	8810 (Clerical)	30% Mark-up over the employee base rate of pay.
After $7,000 in	8066 (WHSE)	32% Mark-up over the employee base rate of pay.
Individual earnings	8810 (Clerical)	27% Mark-up over the employee base rate of pay.
Vacation & Holiday		3% Paid by Huffy (above Taxes and Workers Comp)

*Dispatched refers to a new contractor due to turnover of temporary labor from Huffy's base crew.

**Huffy Rollover refers to contractors currently providing service to Huffy who will become employees of Coastal Employment, Inc.

Mark-ups shall be computed and paid only on gross straight-time, overtime (time and one half) and double time rates for non-exempt positions and on the weekly pay rate for exempt positions. The mark-up includes all costs assumed by STAFFING COMPANY for workers' compensation insurance, SUI, FUTA, FICA and Social Security, and there shall be no extra charge to Huffy for these costs. The hourly or weekly rates on which the mark-ups are calculated under this Agreement shall not exceed rates generally paid for comparable employees by other staffing agencies in the geographic area.

STAFFING COMPANY agrees to provide Office Management and Warehouse Supervisory employees working at Huffy a fully insured PPO Medical Plan and HMO Dental Plan. For those Office Management and Warehouse Supervisory employees who participate in the fully insured medical insurance plan and/or dental plan provided by STAFFING COMPANY, Huffy shall pay STAFFING COMPANY the monthly medical insurance premium costs incurred by STAFFING COMPANY for employees, employees plus dependent or family, excluding the ~~employee cost and less~~ co-pays employee contributions. Huffy shall have no other medical cost liability. There will be no mark-ups paid on STAFFING COMPANY's medical insurance premium costs.

FIRST AMENDMENT TO MANAGEMENT/
STAFFING SERVICES AGREEMENT

This First Amendment is made and effective as of November 1, 2007 between Huffy Corporation and Coastal Employment, Inc. and amends the Management/Staffing Services Agreement ("Agreement"), dated June 11, 2007.

Whereas the parties hereto desire to amend the Agreement.

NOW, THEREFORE, BE IT RESOLVED, for good and valuable consideration, the parties agree as follows:

Schedule A is amended in its entirety as attached.

Except as amended hereby, the Management/Staffing Services Agreement and this First Amendment remain unamended and in full force and effect.

IN WITNESS WHEREOF, this First Amendment to the Management/Staffing Services Agreement has been executed as of November 1, 2007.

HUFFY CORPORATION

By: [signature]

COASTAL EMPLOYMENT, INC.

By: [signature]